Exhibit 23(c)
CONSENT OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus and to the incorporation by reference therein of our reports dated March 4, 2005, with respect to the consolidated financial statements of Main Street Banks, Inc., Main Street Banks, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Main Street Banks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
February 22, 2006
Atlanta, Georgia